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                                  Exhibit 16


                  OPINION AND CONSENT of MATTHEW P. MCCAULEY,
          ESQUIRE, GENERAL COUNSEL of PARAGON LIFE INSURANCE COMPANY
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                                          5 April 1989



Paragon Life Insurance Company
100 South Brentwood
St. Louis, MO 63105

                                     RE:  Registration Statement #33-18341
                                          Paragon Life Insurance Company

Gentlemen:

   This opinion is furnished in connection with the offering of certain group variable life insurance contracts ("Group Contracts") and certain individual variable life insurance contracts ("Individual Contracts") (collectively, "Contract") under Registration Statement No. 33-18341, and Post-Effective Amendment No. 1, filed by Paragon Life Insurance Company ("Paragon") and Separate Account A of Paragon Life Insurance Company (the "Separate Account") under the Securities Act of 1933, as amended (the "Act").

   I am the Vice President and General Counsel of Paragon, and in such capacity I am familiar with Paragon's Articles of Incorporation and By-Laws and have reviewed all statements, records, instruments and documents which I have deemed it necessary to examine for the purpose of this opinion. I have examined the form of registration statement to be filed with the Securities and Exchange Commission on Form S-6 in connection with the registration, under the Act, of the Contracts. I supervised the establishment of the Separate Account on October 30, 1987, by the Board of Directors of Paragon as a Separate Account for assets designed to support the Contracts. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Contracts. Based upon a review of these documents and such laws that I consider appropriate, I am of the opinion that:

   1. Paragon is validly organized and in good standing under the laws of the State of Missouri and a validly existing corporation.

   2. The Separate Account is duly created and validly existing as a Separate Account pursuant to the provisions of Section 309 of Chapter 376 of the Revised Statutes of Missouri.

   3. Both the Group Contracts and the Individual Contracts to be issued pursuant to the terms of the Registration Statement, as amended, have been duly authorized and, when issued and delivered as provided therein, will constitute legal, validly issued, and binding obligations of Paragon in accordance with their terms.
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   4.  To the extent so provided in the Contracts, the portion of the assets to be held in the Separate Account equal to the reserves and liabilities under the Contracts will not be chargeable with liabilities arising out of any other business Paragon may conduct.

   5. General American Life Insurance Company's resolution dated 23, March 1989 stating that it will assume all policies issued by Paragon, honor all guarantees in said policies, and make determinations with respect to the non-guaranteed aspects of Paragon's policies as if they were issued by General American Life Insurance Company in the event Paragon ceases to be a life insurance subsidiary of General American Life Insurance Company, does not constitute a guarantee of the investment experience or cash values of any Contract issued by Paragon.

   6. The disclosure in the Registration Statement regarding the resolution described in item 5 has been prepared or reviewed by me, and is fair, correct, and complete in all material respects.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                 Respectfully submitted,

                                 /s/  Matthew P. McCauley

                                 Matthew P. McCauley
                                 Vice President and
                                 General Counsel